Exhibit 99.1
October 9, 2009
Franklin Financial announces regular 4th Quarter dividend
(CHAMBERSBURG, PA) The Board of Directors of Franklin Financial Services Corporation declared a $.27 per share regular cash dividend for the fourth quarter of 2009.
Total regular cash dividends paid during 2009 will be $1.08 per share, compared to $1.07 per share paid during 2008. The fourth quarter cash dividend will be paid on November 27, 2009 to shareholders of record at the close of business on November 6.
Franklin Financial is the largest independent, locally owned and operated bank holding company headquartered in Franklin County with assets of over $970 million. Its wholly-owned subsidiary, F&M Trust Company, has twenty-five community banking offices located throughout Cumberland, Franklin, Fulton, and Huntingdon Counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, Marion, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, Warfordsburg and Waynesboro.